Exhibit 23.3







                 INDEPENDENT AUDITORS' CONSENT


The Board of Directors and Stockholders
Devon Energy Corporation:

We consent to incorporation by reference in the Registration Statements (No. 33-32378 and 33-67924) on Form S-8 and the Registration Statement (No. 333-00815) on Form S-3 of Devon Energy Corporation of our report dated January 26, 1998, relating to the consolidated balance sheets of Devon Energy Corporation and subsidiaries as of December 31, 1997, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years then ended, which report appears in the December 31, 1997 annual report on Form 10-K of Devon Energy Corporation.



                                            KPMG Peat Marwick LLP
                                            KPMG Peat Marwick LLP



Oklahoma City, Oklahoma
March 10, 1998